EXHIBIT 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW Funds, Inc.:

We consent to the incorporation by reference in this Prospectus/Proxy Statement and the Statement of Additional Information, constituting parts of this Registration Statement on Form N-14 (“N-14 Registration Statement”), of our reports dated December 16, 2010 relating to the financial statements and financial highlights of TCW Funds, Inc., including TCW Large Cap Growth Fund and TCW Select Equities Fund, each a series of TCW Funds, Inc., appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2010 and to the references to us under the headings “Representations and Warranties” and “Financial Highlights” in the Prospectus/Proxy Statement, which are part of such N-14 Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

August 23, 2011